Exhibit 10.2

RIDER TO COMMERCIAL CONTRACT

This Rider to Commercial Contract (“Rider”) has been executed by Ark Shuckers Real Estate, LLC, a Delaware limited liability company (“Buyer”) and D.C. Holding Company, Inc., a Florida corporation (“Seller”) and shall amend and/or supplement that certain Commercial Contract executed by Buyer and Seller of even date herewith relating to the Property described therein (the “Contract”).

W I T N E S S E T H:

WHEREAS, Buyer and Seller have entered into the Contract; and

WHEREAS, Buyer and Seller wish to amend and/or supplement certain terms and conditions of the Contract as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Contract, it is agreed as follows:

1. The above recitals are true and correct and are incorporated herein by reference. Capitalized terms shall have the same meaning ascribed to them in the Contract unless otherwise defined herein.

2. Condition to Closing. Closing on the Property shall be conditioned upon the simultaneous closing under those certain purchase and sale agreements as follows:

(i) Restaurant Asset Purchase Agreement by and between Ocean Enterprises, Inc., a Florida corporation, as “Seller” and Ark Shuckers, LLC, a Delaware limited liability company, as “Buyer” for the “business”, “restaurant” as described therein (the “Restaurant Agreement”);

(ii) That certain Purchase Agreement entered into by Island Beach Resort, Inc., a Florida corporation, as Seller, and Ark Island Beach Resort, LLC, a Delaware limited liability company, as Buyer, for those assets describe therein (the “Island Beach Agreement”).

The Restaurant Agreement and the Island Beach Agreement are collectively referred to as the “Other Agreements”.

Accordingly, should closing fail to occur for any reason, or no reason, under the Other Agreements, the Contract shall be deemed terminated and the Deposit paid under the Contract and the Other Agreements shall be returned to the Buyer named under the Other Agreements, unless it is determined that a buyer (listed in the above “Other Agreements”) is in default under the Other Agreements, and Seller is not in default under this Contract or the Other Agreements, then, in such case, Seller shall be entitled to retain the Deposit as set forth in the Contract and the Other Agreements.

3. Buyer’s Intended Use. Units C-1, C-2, C-3 and C-4 shall be used as a restaurant and Units 111 and 201 shall be used as residential.

4. Delivery of Documents and Information.

On or before the date which is three (3) business days after the Effective Date, Seller shall deliver to Buyer, if not previously delivered or in Buyer’s possession, the following documents and information with respect to the Property.

(i) All condominium documents, surveys, plans, specifications, environmental, engineering and mechanical data relating to the Project, including such items relating to tenant improvements, which are in Seller’s possession;

(ii) All real and personal property and other ad valorem tax bills regarding the Property for the two-year period preceding the date of this Agreement;

(iii) True, correct and complete copies of any warranties and permits;

(iv) A complete, legible copy of the Declaration of Condominium for Island Beach Club, a Condominium, together with all amendments thereto; and

(v) A copy of any policy of title insurance issued in favor of Seller, together with legible copies of all instruments referenced therein.

5. Title Examination. Attached hereto as Exhibit “A” is a schedule of permitted exceptions to title (“Permitted Exceptions”). No later than fifteen (15) days after Buyer’s receipt of the title insurance commitment, Buyer may give Seller written notice of any exceptions to title which render Seller’s title less than good, marketable and insurable fee simple title. Thereafter, Buyer shall have until the Closing Date in which to reexamine title to the Property and in which to give Seller written notice of any objections to any additional exceptions to title (other than the Permitted Exceptions) which may be disclosed by such reexamination. Seller shall have fifteen (15) days after receipt of Buyer’s notice of objections to notify Buyer in writing whether Seller will satisfy any of Buyer’s objections to title; provided, however, Seller shall be required to satisfy any monetary liens (each a “Monetary Lien”) on the Property. If Seller elects not to satisfy any such objections, then, at the option of Buyer, Buyer may: (i) terminate this Agreement, in which event the Deposit under this Agreement, the Restaurant Agreement and the Island Beach Agreement shall be refunded to Buyer immediately upon request, all rights and obligations of Seller and Buyer under this Agreement, the Restaurant Agreement and the Island Beach Agreement shall expire, and all Agreements shall become null and void; or (ii) waive such satisfaction and performance and consummate the purchase and sale of the Property, the Restaurant Agreement and the Island Beach Agreement without any discount provided there is no Seller default or other objection under the Other Agreements.

6. Representations and Warranties.

(a) Seller represents, warrants and covenants to and with Buyer, knowing that Buyer is relying on each such representation, warranty and covenant, that:

(i) Seller is a corporation validly existing and in good standing under the laws of the State of Florida.

(ii) Seller has the lawful right, power, authority and capacity to sell the Property in accordance with the terms, provisions and conditions of this Agreement.

(iii) Seller has not received written notice of any actions, suits or proceedings against, by or affecting Seller which affect title to the Property or which question the validity or enforceability of this Agreement or of any action taken by Seller under this Agreement, in any court or before any governmental authority, domestic or foreign.

(iv) The execution of and entry into this Agreement, the execution and delivery of the documents and instruments to be executed and delivered by Seller on the Closing Date, and the performance by Seller of Seller’s duties and obligations under this Agreement and of all other acts necessary and appropriate for the full consummation of the purchase and sale of the Property as contemplated by and provided for in this Agreement, are consistent with and not in violation of, and will not create any adverse condition under, any contract, agreement or other instrument to which Seller is a party, any judicial order or judgment of any nature by which Seller is bound, and this Agreement, and the covenants and agreements of Seller under this Agreement, are the valid and binding obligations of Seller, enforceable in accordance with their terms.

(v) All corporate action has been taken by Seller authorizing and approving the execution of and entry into this Agreement, the execution and delivery by Seller of the documents and instruments to be executed and delivered by Seller on the Closing Date, and the performance by Seller of Seller’s duties and obligations under this Agreement and of all other acts necessary and appropriate for the consummation of the purchase and sale of the Property as contemplated by and provided for in this Agreement.

(vi) Seller has received no written notice of any violations of any zoning, building, health, environmental or other laws, codes, ordinances, regulations, orders or requirements of any city, county, state or other governmental authority having jurisdiction thereof, or any private restrictive covenants affecting the Property other than the condominium documents.

(vii) Seller has not received written notice of any condemnation actions involving all or any portion of the Property or any interest therein.

(viii) Seller is not a party to any lease, management, maintenance, service or other contracts with respect to the Property other than as listed on Exhibit “B”. As of the Closing Date, there will be no lease, management, maintenance, service or other contracts between Seller and any third party with respect to the Property except those listed on Exhibit “B” attached hereto.

(ix) Seller will not cause or knowingly permit any action to be taken which will cause any of the foregoing representations, warranties or covenants to be untrue or unperformed on the Closing Date; and Seller will not cause or knowingly permit any action to be taken which will cause any of the conditions of Buyer’s obligations set forth below, to be unsatisfied or unperformed on or as of the Closing Date.

(b) Buyer represents, warrants and covenants to and with Seller, knowing that Seller is relying on each such representation, warranty and covenant, that:

(i) Buyer is a Delaware limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware.

(ii) Buyer has the lawful right, power, authority and capacity to purchase the Property in accordance with the terms, provisions and conditions of this Agreement.

(iii) There are no actions, suits or proceedings pending or, to Buyer’s actual knowledge, threatened against, by or affecting Buyer which question the validity or enforceability of this Agreement or of any action taken by Buyer under this Agreement, in any court or before any governmental authority, domestic or foreign.

(iv) The execution of and entry into this Agreement, the execution and delivery of the documents and instruments to be executed and delivered by Buyer on the Closing Date, and the performance by Buyer of Buyer’s duties and obligations under this Agreement and of all other acts necessary and appropriate for the full consummation of the purchase and sale of the Property as contemplated by and provided for in this Agreement, are consistent with and not in violation of, and will not create any adverse condition under, any contract, agreement or other instrument to which Buyer is a party, any judicial order or judgment of any nature by which Buyer is bound, and this Agreement, and the covenants and agreements of Buyer under this Agreement, are the valid and binding obligations of Buyer, enforceable in accordance with their terms.

(v) All company action will have been taken by Buyer authorizing and approving the execution of and entry into this Agreement, the execution and delivery by Buyer of the documents and instruments to be executed and delivered by Buyer on the Closing Date, and the performance by Buyer of Buyer’s duties and obligations under this Agreement and of all other acts necessary and appropriate for the consummation of the purchase and sale of the Property as contemplated by and provided for in this Agreement.

The representations and warranties of Seller and Buyer under this paragraph 6 shall survive the Closing Date for a period of one (1) year.

7. Closing. Closing under the Contract shall occur on or before September 25, 2015 simultaneously with the closing of the Other Agreements at such location to be mutually agreed to by the parties.

8. Assignability. Buyer may only assign the Contract with the prior written approval of Seller, which approval may be withheld for any reason, except in the event of a proposed assignment to an assignee that is owned and/or controlled by Buyer.

9. No Other Modifications. Except as modified and/or supplemented hereby, the Contract shall be in force and effect without change. This Rider has been executed on this 10th day of August, 2015.

Buyer:
ARK SHUCKERS REAL ESTATE, LLC,
a Delaware limited liability company

By:	/s/: Robert Stewart
Printed Name: Robert J. Stewart
Its: President

Seller:

D.C. HOLDINGS COMPANY, INC.,
a Florida corporation

By:	/s/: Anthony Carpentier
Printed Name: Anthony Carpentier
Its: President

EXHIBIT “A”

Permitted Exceptions

1.	The lien for all taxes for the year 2015 (which are not yet due and payable), and all subsequent years thereafter.

2.	Any adverse ownership claim by the State of Florida by right of sovereignty to any portion of the lands insured hereunder, including submerged, filled and artificially exposed lands, and lands accreted to such lands.

3.	Encroachments, overlaps, boundary line disputes, and any other matters which would be disclosed by an accurate survey and inspection of the premises, as to matters subsequent to the date of the survey filed with the Declaration of Condominium of Island Beach Club, as recorded in Official Records Book 343, at Page 732.

4.	Terms, provisions, covenants, liens, conditions and options contained and rights and easements established by the Declaration of Condominium of Island Beach Club and all exhibits attached thereto and recorded in Official Records Book 343, at Page 732; amended in Official Records Book 390, at Page 113; Official Records Book 563, at Page 532; Official Records Book 974, at Page 320; Official Records Book 974, at Page 322; Official Records Book 1120, at Page 893; Official Records Book 1629, at Page 2825; Official Records Book 2793, at Page 2342; Corrective Certificate of Amendment in Official Records Book 3044, at Page 2223; Official Records Book 3172, at Page 2605; Official Records Book 3471, at Page 1460; Official Records Book 3728, at Page 2982. Such Declaration and/or Amendment(s) establishes and provides for easement, liens, charges, assessments, an option to purchase, a right of first refusal and the prior approval of a future purchaser or occupant.

5.	Rules and Regulations of Island Beach Club recorded in Official Records Book 1277, at Page 843.

6.	Resolution No. 97-238 recorded in Official Records Book 1109, at Page 920.

7.	Riparian and littoral rights are not insured.

8.	The rights, if any, of the public to use as a public beach or recreation area any part of the land lying between the body of water abutting the subject property and the natural line of vegetation bluff, extreme high water line, or other apparent boundary lines separating the publicly used area from the upland private area.

9.	This policy does not insure any portion of the insured parcel lying waterward of the mean-high water line of the Atlantic Ocean.

10.	Easement contained in instrument recorded in Official Records Book 1018, at Page 1373.

11.	Temporary Construction Easement recorded in Official Records Book 3447, at Page 1617.

12.	Encroachment Agreement recorded in Official Records Book 3427, at Page 528.

13.	Resolution No. 05-038 recorded in Official Records Book 2188, at Page 303.

All of the recording information contained above refers to the Public Records of ST. LUCIE County, Florida, unless otherwise indicated.

EXHIBIT “B”

LEASES, MANAGEMENT, MAINTENANCE, SERVICE AND OTHER CONTRACTS